Exhibit 21.1

List of the Registrant’s Subsidiaries

Moltopay Financial Ltd. (British Columbia, Canada)

Northeast Merchant Systems, Inc. (Massachusetts)

Charge Savvy LLC (Illinois)

Coyni, Inc. (Nevada)

Transact Europe Holdings OOD (Bulgaria)